Exhibit 99.1

INDUSTRIAL SERVICES OF AMERICA, INC. EXPECTS FULL-YEAR EARNINGS BETWEEN $1.32 AND $1.37 PER SHARE

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 08, 2010-- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that recycles stainless steel, ferrous and non-ferrous scrap metal, today announced financial guidance for the fourth quarter and fiscal year ending December 31, 2009.

For the fiscal year ending December 31, 2009, ISA expects earnings of between $1.32 and $1.37 per basic and diluted share on revenues of approximately $181 million. That compares with fiscal year 2008 earnings of $0.43 per share on revenues of $100 million.

The company expects basic and diluted earnings per share for the fourth quarter ending December 31, 2009 to be in the range of $0.31 to $0.36 compared to a loss for the quarter ending December 31, 2008 of ($0.69) per basic and diluted share. The loss in the fourth quarter of 2008 included an operating loss of ($0.32) per share and one-time charges of ($0.37) as reported in prior year.

ISA cites significant changes and investment in its business over the past 18 months that have positioned the company to participate in higher margin segments of the metals recycling business.

These investments include:

       --   Acquisition of Venture Metals and the hiring of its executives;

       --   Expansion of ISA's primary metal recycling facility in Louisville that more than doubles its usable acreage;

       --   Road improvements on the thoroughfare and entrance to the Company's primary recycling facility that increase the Company's ability to process and receive shipments of raw metal; and

       --   Completion of installation of a TSC 80 SXS auto shredder that significantly increases metal processing capacity and end-product quality.

The company believes these investments will drive organic growth for the foreseeable future.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc. buys, processes and markets scrap metals and recyclable materials for domestic users and export markets. Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at http:// www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the stainless steel, ferrous and non-ferrous scrap metal recycling business, competitive pressures in the waste managing business and loss of customers. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

The Company's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/ companysearch.html.

CONTACT: Industrial Services of America, Inc., Louisville

Harry Kletter or Alan Schroering, 502-366-3452

hklet@isa-inc.com or

aschroering@isa-inc.com

http://www.isa-inc.com/